Exhibit 15
May 29, 2008
Merrill Lynch & Co., Inc.
4 World Financial Center
New York, NY 10080
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of March 28, 2008 and for the three-month periods ended March 28, 2008 and March 30, 2007, and have issued our report dated May 5, 2008. As indicated in such report (which includes an explanatory paragraph relating to the restatement discussed in Note 16 to the condensed consolidated interim financial statements), because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 28, 2008, is incorporated by reference in this Registration Statement.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
New York, New York